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                                                                 EXHIBIT (17)(K)

                                               (RIVERSOURCE(R) INVESTMENTS LOGO)

                     PROSPECTUS SUPPLEMENT -- APRIL 3, 2009

RIVERSOURCE SMALL CAP ADVANTAGE FUND (PROSPECTUS DATED MAY 30, 2008)

                                                                     S-6427-99 N

At a Special Meeting of Shareholders scheduled to be held on June 2, 2009, shareholders who owned shares of RiverSource Small Cap Advantage Fund on April 3, 2009 will vote on the merger of RiverSource Small Cap Advantage Fund into Seligman Smaller-Cap Value Fund, a fund that seeks long-term capital appreciation.

For more information about Seligman Smaller-Cap Value Fund, please call 1-800-221-2450 for a prospectus.